Assured Guaranty Ltd. Reports Results for Second Quarter 2023

•GAAP Highlights:
•Net income attributable to Assured Guaranty Ltd. was $125 million, or $2.06 per share,(1) for second quarter 2023.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $89.65 as of June 30, 2023.

•Non-GAAP Highlights:
•Adjusted operating income(2) was $36 million, or $0.60 per share, for second quarter 2023.
•Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share were $95.64 and $144.21, respectively, as of June 30, 2023.

•Return of Capital to Shareholders:
•Second quarter 2023 capital returned to shareholders was $41 million including share repurchases of $24 million and dividends of $17 million.

•Insurance Segment:
•Insurance segment adjusted operating income was $106 million for second quarter 2023.
•Gross written premiums (GWP) were $95 million for second quarter 2023.
•Present value of new business production (PVP)(2) was $91 million for second quarter 2023.

Hamilton, Bermuda, August 8, 2023 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its subsidiaries, Assured Guaranty or the Company) announced today its financial results for the three-month period ended June 30, 2023 (second quarter 2023).

“New business production for the second quarter and first half remained strong, consistent with recent years’ results, and was diversified across U.S public finance, international public finance and global structured finance,” said Dominic Frederico, President and CEO. “First half GWP and PVP were $181 million and $203 million, respectively. First half GWP is the fifth largest first half GWP since 2009, while first half PVP is the second largest amount of first half PVP and the second time that first half PVP exceeded $200 million since 2009. For U.S. public finance, our share of the first half insured primary municipal bond market was 63%, up from 56% in the first half of 2022, and total insured market penetration increased to 9.0%,” he added.

“Also, in July 2023, we completed our transaction with Sound Point Capital Management, LP involving AssuredIM, taking a 30% interest in the new combined entity and, separately, we sold our entire equity interest in Assured Healthcare Partners, and will remain a strategic investor in certain AHP-managed funds; both transactions further our strategic objectives in the asset management sector and alternative investments.”

(1)    Per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	June 30,
	2023	2022

GAAP (1)
Net income (loss) attributable to AGL	$125	$(47)
Net income (loss) attributable to AGL per diluted share	$2.06	$(0.74)
Weighted average diluted shares (2)	60.1	63.8

Non-GAAP
Adjusted operating income (loss) (3)	$36	$30
Adjusted operating income per diluted share (3)	$0.60	$0.46
Weighted average diluted shares	60.1	65.0

Gain (loss) related to FG VIE and CIV consolidation (4) included in adjusted operating income	$(18)	$10
Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income per share	$(0.30)	$0.15

Components of total adjusted operating income (loss)
Insurance segment	$106	$55
Asset Management segment	(2)	—
Corporate division	(50)	(35)
Other	(18)	10
Adjusted operating income (loss)	$36	$30

	As of
	June 30, 2023		December 31, 2022
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,276	$89.65	$5,064	$85.80
Adjusted operating shareholders’ equity (3)	5,628	95.64	5,543	93.92
ABV (3)	8,487	144.21	8,379	141.98

Common Shares Outstanding	58.9		59.0
________________________________________________
(1)    Generally accepted accounting principles in the United States of America.
(2)    In periods where the Company recognized a net loss, the impact of potentially dilutive outstanding stock-based awards was excluded from the calculation of diluted loss per share as their inclusion would have an antidilutive effect.
(3)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(4)    The effect of consolidating financial guaranty (FG) variable interest entities (VIEs) (FG VIEs) and consolidated investment vehicles (CIVs).

On a per share basis, shareholders’ equity attributable to AGL increased to $89.65 as of June 30, 2023 from $85.80 as of December 31, 2022, primarily due to net income and unrealized gains on the investment portfolio, partially offset by dividends. On a per share basis, adjusted operating shareholders’ equity increased to $95.64 as of June 30, 2023, from $93.92 as of December 31, 2022, primarily due to operating income partially offset by dividends, and ABV increased to $144.21 as of June 30, 2023 from $141.98 as of December 31, 2022, primarily due to new business production.

Insurance Segment

The Insurance segment primarily consists of the Company’s insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets.

Insurance Segment Results
(in millions)

	Quarter Ended
	June 30,
	2023	2022
Segment revenues
Net earned premiums and credit derivative revenues	$88	$86
Net investment income	90	66
Fair value gains (losses) on trading securities	40	(18)
Foreign exchange gains (losses) on remeasurement and other income (loss)	6	5
Total segment revenues	224	139

Segment expenses
Loss expense (benefit)	44	(17)
Amortization of deferred acquisition costs (DAC)	3	3
Employee compensation and benefit expenses	36	35
Other operating expenses	27	20
Total segment expenses	110	41
Equity in earnings (losses) of investees	5	(34)
Segment adjusted operating income (loss) before income taxes	119	64
Less: Provision (benefit) for income taxes	13	9
Segment adjusted operating income (loss)	$106	$55

Insurance segment adjusted operating income increased to $106 million in second quarter 2023, from $55 million in the three-month period ended June 30, 2022 (second quarter 2022). The increase was primarily due to fair value gains on the trading portfolio, higher net investment income and higher net asset values for alternative investments reported in “equity in earnings (losses) of investees”, offset in part by loss expense in second quarter 2023. The components of premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	June 30,
	2023	2022
Scheduled net earned premiums and credit derivative revenues	$80	$81
Accelerations	8	5
Total	$88	$86

Insurance Segment Loss Expense (Benefit) and the Roll Forward of Expected Losses

Loss expense is a function of economic loss development (benefit), as well as the amortization of deferred premium revenue.
Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	June 30,
	2023	2022
Public finance	$45	$11
U.S. residential mortgage-backed securities (RMBS)	(3)	(28)
Other structured finance	2	—
Total	$44	$(17)

The table below presents the roll forward of expected losses for second quarter 2023.

Roll Forward of Net Expected Loss to be Paid (Recovered) (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of March 31, 2023	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of June 30, 2023

Public finance	$393	$54	$(4)	$443
U.S. RMBS	82	(9)	—	73
Other structured finance	42	4	(2)	44
Total	$517	$49	$(6)	$560
________________________________________________
(1)    Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under GAAP and without consideration of deferred premium revenue.

The economic loss development in second quarter 2023 of $49 million was mainly attributable to certain Puerto Rico exposures. The effect of changes in risk-free rates used to discount expected losses was a benefit of $6 million.

Insurance Segment Income from Investment Portfolio
Insurance Segment
Income from Investment Portfolio
(in millions)

	Quarter Ended
	June 30,
	2023	2022
Net investment income	$90	$66
Fair value gains (losses) on trading securities (1)	40	(18)
Equity in earnings (losses) of investees:
AssuredIM Funds (2)	—	(33)
Other alternative investments	5	(1)
Total	$135	$14
________________________________________________
(1)    Contingent value instruments (CVIs) issued by Puerto Rico are classified as trading securities with changes in fair value reported in the condensed consolidated statements of operations.
(2)    Funds managed by Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM).

Net investment income, which represents interest income on fixed-maturity debt securities and short-term investments, was higher in second quarter 2023 compared to second quarter 2022 primarily due to higher short-term interest rates and higher average balances in short-term investments, higher income on loss mitigation securities, as well as higher income on floating rate assets in the available-for-sale investment portfolio.

In the Insurance segment, investments in AssuredIM Funds are recorded at net asset value (NAV), with the change in NAV reported in “equity in earnings (losses) of investees.” As of June 30, 2023, the Insurance segment had invested $350 million (based on NAV) in AssuredIM Funds, and inception-to-date realized and unrealized gains on AssuredIM Funds totaled $138 million. Equity in earnings of investees is more volatile than net investment income on fixed-maturity securities and short-term investments. To the extent that the amounts invested in AssuredIM funds (now managed by Sound Point Capital Management, LP (Sound Point) and Assured Healthcare Partners LLC (AHP)) and other alternative investments increase and available-for-sale fixed-maturity securities decrease, net investment income may decline and mark-to-market volatility related to equity in earnings of investees may increase.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Quarter Ended June 30,
	2023			2022
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$78	$77	$7,747	$57	$57	$6,429
Public finance - non-U.S.	9	6	249	6	18	207
Structured finance - U.S.	5	3	252	1	—	16
Structured finance - non-U.S.	3	5	726	1	1	43
Total	$95	$91	$8,974	$65	$76	$6,695
________________________________________________
(1)    PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release. PVP and Gross Par Written in the table above are based on “close date,” when the transaction settles.

U.S. public finance GWP and PVP in second quarter 2023 were higher than the comparable GWP and PVP in second quarter 2022, due to $47 million in assumed GWP and $46 million in assumed PVP in second quarter 2023. These were offset in part by lower direct GWP and PVP of $31 million, primarily due to a decrease in secondary market business in second quarter 2023. The average rating of U.S. public finance par written was A- in second quarter 2023 and A in second quarter 2022. The Company’s direct par written represented 64% of the total U.S. municipal market insured issuance in second quarter 2023, compared with 54% in second quarter 2022, and the Company’s penetration of all municipal issuance was 6.5% in second quarter 2023 compared with 4.8% in second quarter 2022.

In non-U.S. infrastructure markets, the Company wrote a guaranty on a U.K. regulated utility, and, in the structured finance asset class, the Company wrote several subscription finance guaranties in second quarter 2023.

Business activity in the non-U.S. public finance and structured finance sectors typically has long lead times and therefore may vary from period to period.
Asset Management Segment

Until July 1, 2023, the Company served as investment advisor to collateralized loan obligations (CLOs) and opportunity funds, as well as certain legacy hedge and opportunity funds subject to an orderly wind-down, through AssuredIM. Beginning July 1, 2023, the Company participates in the asset management business through its ownership interest in Sound Point as previously disclosed. In July 2023, Assured Guaranty also sold all of its equity interests in AHP to an entity owned and controlled by the managing partner of AHP.

In the first half of 2023, while the Sound Point transaction and sale of AHP were pending, the Company was limited in its ability to raise third party assets under management (AUM) due to regulatory and practical considerations. AUM as of June 30, 2023 was $16.4 billion. As of July 1, 2023, the management of approximately $15.1 billion of AUM, of which approximately $385 million was attributable to the Company, was transferred to Sound Point. In July 2023, approximately $1.3 billion in remaining AUM, of which approximately $185 million was attributable to the Company, was transferred with the sale of AHP, which will continue to manage the healthcare funds.

Asset Management Segment Results
(in millions)

	Quarter Ended
	June 30,
	2023	2022
Segment revenues
Management fees	$18	$27
Performance fees	9	2
Foreign exchange gains (losses) on remeasurement and other income (loss)	3	(1)
Total segment revenues	30	28

Segment expenses
Interest expense	1	—
Employee compensation and benefit expenses	25	17
Other operating expenses (1)	7	11
Total segment expenses	33	28
Segment adjusted operating income (loss) before income taxes	(3)	—
Less: Provision (benefit) for income taxes	(1)	—
Segment adjusted operating income (loss)	$(2)	$—
________________________________________________
(1)    Includes amortization of intangible assets of $3 million in second quarter 2022. The Company ceased amortizing the intangible assets when the asset management assets and liabilities were reclassified to held-for-sale.
Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. and Assured Guaranty Municipal Holdings Inc., as well as other operating expenses attributed to holding company activities. Adjusted operating loss for the Corporate division was $50 million in second quarter 2023 compared with $35 million in second quarter 2022. The increase in adjusted operating loss in the Corporate division is primarily due to expenses related to the Sound Point transaction and sale of AHP.

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs was a loss of $18 million in second quarter 2023 compared with a gain of $10 million in second quarter 2022. The net effect of FG VIE and CIV consolidation is primarily a function of changes in fair value and losses associated with the FG VIEs.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	June 30,
	2023		2022
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$125	$2.06	$(47)	$(0.74)
Less pre-tax adjustments:
Realized gains (losses) on investments	(9)	(0.14)	(28)	(0.43)
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	90	1.48	6	0.09
Fair value gains (losses) on committed capital securities (CCS)	1	0.00	10	0.15
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	26	0.43	(73)	(1.14)
Total pre-tax adjustments	108	1.77	(85)	(1.33)
Less tax effect on pre-tax adjustments	(19)	(0.31)	8	0.13
Adjusted operating income (loss)	$36	$0.60	$30	$0.46

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$(18)	$(0.30)	$10	$0.15

Non-credit impairment-related unrealized fair value gains on credit derivatives in second quarter 2023 were primarily generated by lower collateral asset spreads. In second quarter 2022, non-credit impairment-related unrealized fair value gains on credit derivatives were primarily generated by the increased cost to buy protection on Assured Guaranty Corp. (AGC), as the market cost of AGC’s credit protection increased during the period, and changes in discount rates; these gains were partially offset by an increase in the credit spread of certain underlying reference obligations. Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Foreign exchange gains (losses) in both periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Common Share Repurchases

From 2013 through August 8, 2023, the Company repurchased a total of 142 million common shares at an average price of $33.21, representing approximately 73% of the total shares outstanding at the beginning of the repurchase program in 2013. As of August 8, 2023, the Company was authorized to purchase $158 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	June 30,
	2023	2022
Revenues
Net earned premiums	$85	$82
Net investment income	89	62
Asset management fees	27	21
Net realized investment gains (losses)	(9)	(28)
Fair value gains (losses) on credit derivatives	91	9
Fair value gains (losses) on CCS	1	10
Fair value gains (losses) on FG VIEs	(3)	10
Fair value gains (losses) on CIVs	6	3
Foreign exchange gain (loss) on remeasurement	28	(71)
Fair value gains (losses) on trading securities	40	(18)
Other income (loss)	5	10
Total revenues	360	90
Expenses
Loss and LAE (benefit)	55	(11)
Interest expense	22	20
Amortization of DAC	3	3
Employee compensation and benefit expenses	70	59
Other operating expenses	71	41
Total expenses	221	112
Income (loss) before income taxes and equity in earnings (losses) of investees	139	(22)
Equity in earnings (losses) of investees	5	—
Income (loss) before income taxes	144	(22)
Less: Provision (benefit) for income taxes	18	3
Net income (loss)	126	(25)
Less: Noncontrolling interests	1	22
Net income (loss) attributable to AGL	$125	$(47)

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	June 30, 2023	December 31, 2022
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$6,488	$7,119
Fixed-maturity securities, trading, at fair value	340	303
Short-term investments, at fair value	1,650	810
Other invested assets	146	133
Total investments	8,624	8,365
Cash	114	107
Premiums receivable, net of commissions payable	1,417	1,298
DAC	155	147
Salvage and subrogation recoverable	266	257
FG VIEs’ assets, at fair value	414	416
Assets of CIVs	5,055	5,493
Goodwill and other intangible assets	6	163
Assets held for sale	221	—
Other assets	580	597
Total assets	$16,852	$16,843

Liabilities
Unearned premium reserve	$3,648	$3,620
Loss and LAE reserve	349	296
Long-term debt	1,677	1,675
Credit derivative liabilities, at fair value	58	163
FG VIEs’ liabilities, at fair value	699	715
Liabilities of CIVs	4,460	4,625
Liabilities held for sale	50	—
Other liabilities	456	457
Total liabilities	11,397	11,551

Shareholders’ equity
Common shares	1	1
Retained earnings	5,732	5,577
Accumulated other comprehensive income (loss)	(458)	(515)
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,276	5,064
Nonredeemable noncontrolling interests	179	228
Total shareholders’ equity	5,455	5,292
Total liabilities and shareholders’ equity	$16,852	$16,843

Explanation of Non-GAAP Financial Measures

The Company discloses both: (i) financial measures determined in accordance with GAAP; and (ii) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include:
•FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•CIVs in which certain subsidiaries invest.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management of the Company and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of FG VIE and CIV consolidation; (2) adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation; (3) adjusted book value per share, further adjusted to remove the effect of FG VIE and CIV consolidation; and (4) PVP.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation, to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation, enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not recognize an economic gain or loss.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. Adjusted book value per share, further adjusted for FG VIE and CIV consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of Shareholders’ Equity Attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	June 30, 2023		December 31, 2022
	Total	Per Share	Total	Per Share

Shareholders’ equity attributable to AGL	$5,276	$89.65	$5,064	$85.80
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	31	0.52	(71)	(1.21)
Fair value gains (losses) on CCS	32	0.54	47	0.80
Unrealized gain (loss) on investment portfolio	(463)	(7.88)	(523)	(8.86)
Less taxes	48	0.83	68	1.15
Adjusted operating shareholders’ equity	5,628	95.64	5,543	93.92
Pre-tax adjustments:
Less: DAC	155	2.63	147	2.48
Plus: Net present value of estimated net future revenue	192	3.27	157	2.66
Plus: Net deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed	3,445	58.53	3,428	58.10
Plus taxes	(623)	(10.60)	(602)	(10.22)
ABV	$8,487	$144.21	$8,379	$141.98

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$(3)	$(0.04)	$17	$0.28
ABV	(7)	(0.12)	11	0.19

Shares outstanding at the end of the period	58.9		59.0

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), regardless of form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	June 30, 2023
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$78	$9	$5	$3	$95
Less: Installment GWP and other GAAP adjustments (1)	41	9	5	3	58
Upfront GWP	37	—	—	—	37
Plus: Installment premiums and other (2)	40	6	3	5	54
PVP	$77	$6	$3	$5	$91

	Quarter Ended
	June 30, 2022
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$57	$6	$1	$1	$65
Less: Installment GWP and other GAAP adjustments (1)	—	6	1	1	8
Upfront GWP	57	—	—	—	57
Plus: Installment premiums and other (2)	—	18	—	1	19
PVP	$57	$18	$—	$1	$76
________________________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments, discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturities such as Loss Mitigation Securities.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Wednesday, August 9, 2023. The conference call will be available via live webcast in the Investor Information section of the Company’s website at AssuredGuaranty.com or by dialing 1-844-200-6205 (in the U.S.) or 1-929-526-1599 (International); the access code is 291970.

A replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for 90 days in the Investor Information section of the Company’s website at AssuredGuaranty.com and the telephone replay will be available for 30 days by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the access code is 373617.

Please refer to Assured Guaranty’s June 30, 2023 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “June 30, 2023 Equity Investor Presentation”.

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 2Q 2023,” which lists the U.S. public finance new issues insured by the Company in second quarter 2023, and

•“Structured Finance Transactions at June 30, 2023,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company’s separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ adversely are: (1) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates or general economic conditions, including the possibility of a recession; (2) geopolitical risk, including United States (U.S.)-China strategic competition and technology decoupling, Russia’s invasion of Ukraine and the resulting economic sanctions, fragmentation of global supply chains, volatility in energy prices, potential for increased cyberattacks, and risk of intentional or accidental escalation between The North Atlantic Treaty Organization (NATO) and Russia; (3) the possibility of a U.S. government shutdown, payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (4) public health crises, including pandemics and endemics, and the governmental and private actions taken in response to such events; (5) developments in the world’s financial and capital markets, including stresses in the financial condition of banking institutions in the U.S., that adversely affect repayment rates related to commercial real estate, municipalities and other insured obligors, Assured Guaranty’s insurance loss or recovery experience, or investments of Assured Guaranty; (6) reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; (7) the risk that the Company’s investments in funds managed by Sound Point Capital Management, LP (Sound Point) do not result in the benefits anticipated or subject Assured Guaranty to negative consequences; (8) the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; (9) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including as a result of the final resolution of Assured Guaranty’s remaining Puerto Rico exposures or the amounts recovered on securities received in connection with the resolution of Puerto Rico exposures already resolved; (10) the impact of the Company satisfying its obligations under insurance policies with respect to legacy insured Puerto Rico bonds;(11) increased competition, including from new entrants into the financial guaranty industry, nonpayment insurance and other forms of capital saving or risk syndication available to banks and insurers; (12) the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to unanticipated consequences; (13) the impacts of the completion of Assured Guaranty’s transactions with Sound Point and/or Assured Healthcare Partners LLC (AHP) on Assured Guaranty and its relationships with its shareholders, regulators, rating agencies, employees and the obligors it insures and on the AssuredIM Contributed Business and on the business of AHP and their relationships with their respective clients and employees; (14) the possibility that strategic transactions made by Assured Guaranty, including the consummation of the transactions with Sound Point and/or AHP, do not result in the benefits anticipated or subject Assured Guaranty to negative consequences; (15) the inability to control the business, management or policies of entities in which the Company holds a minority interest; (16) the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its financial guaranty contracts written in credit default swap (CDS) form, and certain consolidated variable interest entities (VIEs); (17) rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; (18) the inability of Assured Guaranty to access external sources of capital on acceptable terms; (19) changes in applicable accounting policies or practices; (20) changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; (21) difficulties with the execution of Assured Guaranty’s business strategy; (22) loss of key personnel; (23) the effects of mergers, acquisitions and divestitures; (24) natural or man-made catastrophes or pandemics; (25) the impact of climate change on Assured Guaranty’s business and regulatory actions taken related to such risk; (26) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission (SEC); (27) other risks and uncertainties that have not been identified at this time; and (28) management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of August 8, 2023, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Media Relations
212-408-6042
adurani@agltd.com